Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Blue Gold Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Class A ordinary shares, $0.0001 par value per share	(1)	Other	10,112,440	$1.07	$10,820,310.80		$1,494.28
Fees Previously Paid	Equity	Class A ordinary shares, $0.0001 par value per share	(2)	Other	215,299	$9.7550	$2,100,241.75		$290.04

Total Offering Amounts:							$12,920,552.55		1,784.32
Total Fees Previously Paid:									1,784.32
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	A registration fee of $1,784.32 has previously been paid in connection with the initial filing of the Registration Statement (File No. 333-295618), initially filed with the Securities and Exchange Commission on May 7, 2026. Accordingly, no registration fee is being paid with this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1.
(2)	A registration fee of $1,784.32 has previously been paid in connection with the initial filing of the Registration Statement (File No. 333-295618), initially filed with the Securities and Exchange Commission on May 7, 2026. Accordingly, no registration fee is being paid with this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1.